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                                 Letterhead of
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111

                               January 27, 1999


Kobrick Investment Trust
101 Federal Street
Boston, Massachusetts 02110

Dear Sirs:

     We are furnishing this opinion with a view to your filing the same or duplicates thereof with the Securities and Exchange Commission, Washington, D.C., in connection with the filing of a Registration Statement on Form N-1A by you with said Commission with which this opinion or duplicates thereof are to be filed. Said Registration Statement is being filed by Kobrick Investment Trust (the "Trust") to register under the Securities Act of 1933, as amended, an indefinite number of shares of beneficial interest ("Shares") in the Kobrick Growth Fund, the Kobrick Capital Fund and the Kobrick Emerging Growth Fund series of the Trust.

     We act as your legal counsel and have examined all such records, papers and documents as we believe necessary in order to enable us to render the opinion set forth below.

     On the basis of the foregoing we are of the opinion that:

     1. The Trust was duly organized and is a lawfully existing business trust under the laws of the Commonwealth of Massachusetts.

     2. The Trust has authorized capital stock consisting of an unlimited number of shares of beneficial interest.

     3. The Shares of Kobrick Growth Fund, Kobrick Capital Fund and Kobrick Emerging Growth Fund to be sold pursuant to such Registration Statement are duly authorized and, when issued and sold as described in such Registration Statement will be, legally and validly issued, fully paid and nonassessable.

                    Very truly yours,

                    /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                    MINTZ, LEVIN, COHN, FERRIS,
                     GLOVSKY AND POPEO, P.C.